UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 22, 2016

Marina Biotech, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 1559 , Bothell, WA		98041
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	425-892-4322

N/A
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2016, Marina Biotech, Inc. (the “Company”) entered into an Agreement and Release (the “Agreement”) with J. Michael French, the former Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Mr. French resigned from his director and officer positions with the Company and its subsidiaries effective June 10, 2016.

Pursuant to the Agreement, Mr. French released the Company from all claims arising prior to the date of the Agreement. In consideration therefor, the Company agreed to make the following payments to Mr. French: (i) wage payments in the amount of $2,000 relating to the payroll period ended June 15, 2016, and reimbursement for approved expenses in the amount of approximately $21,000 as of June 10, 2016, which payments were previously made; and (ii) payments of health insurance premiums in the aggregate amount of approximately $5,300 for the months of July and August 2016, to be paid upon the execution of the Agreement.

The Company also agreed to pay to Mr. French all wages owed to Mr. French through June 10, 2016 in the amount of approximately $65,000, which payment is to be made within fifteen (15) days of receipt by the Company of monies reasonably sufficient to provide funding for one full year of operations for the Company (if ever).

In addition to the foregoing, the Company agreed that any and all options to purchase shares of the Company’s common stock held by Mr. French that had not vested as of June 10, 2016 shall vest and become immediately exercisable, and all of such options (as well as such options held by Mr. French that had already vested as of June 10, 2016) shall remain exercisable until the earlier of (x) the original termination date of such options and (y) December 31, 2017.

Further, the Company waived compliance by Mr. French with the restrictive covenants contained in Section 18 of that certain Amended and Restated Employment Agreement dated September 15, 2014 by and between the Company and Mr. French.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

July 29, 2016	By:	/s/ Joseph W. Ramelli

Name:	Joseph W. Ramelli
Title:	Interim CEO